EXHIBIT 99

UIL Holdings Corporation
157 Church Street
P.O. Box 1564
New Haven, CT  06506-0901
203.499.2812 Fax:  203.499.3626

NEWS RELEASE

August 4, 2010	Analyst Contact:	Susan Allen:	203-499-2409
	Media Contact:	Anita Steeves:	203-499-2901

UIL Holdings Corporation Reports Second Quarter 2010 Results

UIL Holdings Corporation (NYSE: UIL) today reported consolidated net income for the second quarter of 2010 of $10.1 million, or $0.34 per basic share, compared to $13.8 million, or $0.51 per basic share, for the same period in 2009.  The 2010 earnings for both the second quarter and first six months of 2010 include after-tax acquisition-related costs in the amount of $4.3 million, or $0.14 per share.  Excluding the after-tax acquisition-related costs, consolidated net income for the second quarter of 2010 was $14.4 million, or $0.48 per share.

  For the first six months of 2010, UIL’s consolidated net income was $26.2 million, or $0.87 per basic share, compared to $25.8 million, or $0.99 per basic share, for the same period in 2009.  Excluding the after-tax acquisition-related costs mentioned above, consolidated net income for the first six months of 2010 was $30.5 million, or $1.01 per share.

“There is much to be excited about at UIL.  We recently initiated a strategic transaction and two other strategic initiatives are in process,” said James P. Torgerson, UIL’s president and chief executive officer. “In May, we announced that UIL and Iberdrola, USA, Inc. entered into a definitive agreement under which UIL would acquire The Southern Connecticut Gas Company, Connecticut Natural Gas Corporation and The Berkshire Gas Company and their respective holding companies.  The acquisition is expected to close in the first quarter of 2011.”

 “GenConn Energy’s Devon facility, a 50-50 joint venture between NRG Energy, Inc. and The United Illuminating Company (UI), is now operating. And lastly, UI entered into an agreement with The Connecticut Light & Power Company (CL&P) under which UI will have the right to invest in and own transmission assets associated with the Connecticut portion of CL&P’s New England East West Solution projects,” added Torgerson.

Net income for the second quarter and first six months of 2010, compared to the same periods in 2009, by line of business, are as follows:

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SEGMENTED CONSOLIDATED NET INCOME SUMMARY

	Quarter Ended June 30,			6 Months Ended June 30,
	2010	2009	Difference	2010	2009	Difference
Net Income (Loss) ($M)
UI
Distribution, CTA and Other	$8.0	$8.1	$(0.1)	$17.9	$14.9	$3.0
Transmission	7.1	6.2	0.9	13.8	12.3	1.5
Total UI Net Income	$15.1	$14.3	$0.8	$31.7	$27.2	$4.5

UIL Corporate, excl. acquisition-related costs	(0.7)	(0.5)	(0.2)	(1.2)	(1.4)	0.2
Subtotal	$14.4	$13.8	$0.6	$30.5	$25.8	$4.7

UIL Corporate acquisition-related costs	(4.3)	-	(4.3)	(4.3)	-	(4.3)
Total Net Income	$10.1	$13.8	$(3.7)	$26.2	$25.8	$0.4

Average Shares Outstanding - Basic	30.1	27.0	3.1	30.0	26.1	3.9

EPS - basic, excl. acquisition-related costs	$0.48	$0.51	$(0.03)	$1.01	$0.99	$0.02
EPS - basic, incl. acquisition-related costs (GAAP)	$0.34	$0.51	$(0.17)	$0.87	$0.99	$(0.12)

The dilutive effect of the May 2009 issuance of 4,600,000 shares of common stock was $0.03 per share and $0.12 per share for the second quarter and the first six months of 2010, respectively.

Distribution, CTA & Other

For the second quarter of 2010, the distribution business had total earnings of $8.0 million, compared to $8.1 million for the same period in 2009.  A favorable variance in revenues due to the approved rate increase effective January 1, 2010 was more than offset by the unfavorable variance from the equity investment in GenConn resulting from a delay (from June 1, 2010) in commencing operation.  All four units at GenConn’s Devon site are now operating.

For the first six months of 2010, the distribution business had total earnings of $17.9 million, compared to $14.9 million for the same period in 2009.  The increase was primarily due to favorable variances in distribution rates and pricing as a result of the approved rate increase effective January 1, 2010, offset slightly by the unfavorable variance from the equity investment in GenConn.

Transmission

For the second quarter of 2010, the transmission business had total earnings of $7.1 million, compared to $6.2 million for the same period in 2009.  For the first six months of 2010, total transmission earnings were $13.8 million, compared to $12.3 million for the same period in 2009.  The favorable earnings for both the quarter and first six months of 2010 were primarily due to an increase in the allowance for funds used during construction, as well as higher rate base and equity capitalization with approximately the same allowed return of 12.3% to 12.5% compared to the same periods in 2009.

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UIL Corporate

UIL Corporate incurred net after-tax costs of $5.0 million, or $0.16 per basic share, in the second quarter of 2010 compared to net after-tax costs of $0.5 million, or $0.02 per basic share, in the same period of 2009.  UIL Corporate incurred net after-tax costs of $5.5 million, or $0.18 per basic share, in the first six months of 2010, compared to net after-tax costs of $1.4 million, or $0.05 per basic share, in the same period in 2009.  The increase for both the second quarter and first six months of 2010 was almost entirely due to after-tax acquisition- related costs in the amount of $4.3 million, or $0.14 per share.

Looking Forward

UIL affirms its earnings estimate for 2010 of $1.92–$2.07 per basic share on a consolidated basis, excluding the impact of acquisition-related costs and events. The 2010 earnings estimate for total UI of $1.98–$2.10 per basic share also remains unchanged, but various components of this guidance have been revised.  Details of the components are summarized as follows and explained below:

2010 Earnings Expectations, excl. Acquisition-related Costs and Events

	Approximate Net Income*	EPS - Basic
UI
Distribution, CTA & Other	$32 - $34	$1.06 - $1.13
Transmission	26 - 28	0.87 - 0.93
GenConn	1 - 2	0.05 - 0.07

Total UI (1)	$59 - $63	$1.98 - $2.10

UIL Corporate, excl. acquisition-related costs & events	(3) - (2)	(0.09) - (0.05)

Total UIL, excl. acquisition-related costs & events (1)	$57 - $62	$1.92 - $2.07

(1) Expectations are not intended to be additive.

* Rounded to nearest million

The revised earnings estimate for distribution, CTA and Other is $1.06–$1.13 per share, compared to the previously reported estimate of $1.02–$1.09 per share.  The change reflects better than anticipated year-to-date earnings performance and projected operations and maintenance expenses for the remainder of 2010.

The earnings estimate for transmission of $0.87–$0.93 per share, reflects an increase of $0.02 per share to the lower end of the range, compared to the previously reported estimate.  This reflects improved earnings resulting from an increase in allowance for funds used during construction.

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The revised earnings estimate for GenConn is $0.05–$0.07 per share, compared to the previously reported estimate of $0.07–$0.09 per share due to the delay in achieving commercial operations noted above.

Excluding the impact of acquisition-related costs, the earnings estimate for UIL Corporate remains unchanged.

In addition, the Company has recently completed a review of UI’s capital expenditure program. The current projection for the years 2010 through 2019 is $1.9 billion in capital projects with approximately 61% in distribution, 33% in transmission and the remaining 6% in GenConn.  The current projection is an increase of approximately $200 million from the previous ten year capital expenditure projection of $1.7 billion published in the summer of 2009.

Second Quarter Earnings Conference Call

In conjunction with this earnings release, UIL will conduct a webcast conference call with financial analysts on Thursday, August 5, 2010, beginning at 10:00 a.m. eastern time.  UIL’s executive management will present an overview of the financial results followed by a question and answer session.  Interested parties, including analysts, investors and the media, may listen live via the internet by logging onto the Investors section of UIL’s website at http://www.uil.com. Institutional investors can access the call via Thomson Street Events (www.streetevents.com), a password-protected event management site.

UIL Holdings Corporation (NYSE:UIL), headquartered in New Haven, Connecticut, is the holding company for The United Illuminating Company, a regulated utility providing electricity and energy related services to 325,000 customers in the Greater New Haven and Bridgeport areas.  For more information on UIL Holdings, visit us at http://www.uil.com.

Use of Non-GAAP Measures

UIL Holdings believes that a breakdown, presented on a net income and per share basis, of how the acquisition costs described above contributed to the change in net income is useful in understanding the overall change in the consolidated results of operations for UIL Holdings from one reporting period to another. UIL Holdings presents such per share amounts by taking the dollar amount of the applicable change for the acquisition costs, booked in accordance with generally accepted accounting principles (GAAP), and applying UIL Holdings' combined effective statutory federal and state tax rate and then dividing by the average number of shares of UIL Holdings common stock outstanding for the periods presented. Any such amounts provided are provided for informational purposes only and are not intended to be used to calculate "Pro-forma" amounts.

UIL Holdings also believes earnings per share (EPS) information as presented in its earnings guidance is useful in understanding the earnings expectations for the business, as a whole.  The amounts presented in the earnings guidance show the EPS for each of UIL Holdings’ lines of business.  EPS is calculated by dividing the projected 2010 net income for each line of business by the projected average number of shares of UIL Holdings common stock outstanding for 2010.   Total consolidated EPS is a GAAP-basis presentation.

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Forward-Looking Statements

Certain statements contained herein, regarding matters that are not historical facts, are forward-looking statements (as defined in the Private Securities Litigation Reform Act of 1995).  These include statements regarding management’s intentions, plans, beliefs, expectations or forecasts for the future.  Such forward-looking statements are based on UIL Holdings’ expectations and involve risks and uncertainties; consequently, actual results may differ materially from those expressed or implied in the statements.  Such risks and uncertainties include, but are not limited to, general economic conditions, legislative and regulatory changes, changes in demand for electricity and other products and services, unanticipated weather conditions, changes in accounting principles, policies or guidelines, and other economic, competitive, governmental, and technological factors affecting the operations, markets, products and services of UIL Holdings’ subsidiary, The United Illuminating Company.  Such risks and uncertainties with respect to the Iberdrola transaction include, but are not limited to: the possibility that the proposed transaction is delayed or does not close, including due to the failure to receive required regulatory approvals, the taking of governmental action (including the passage of legislation) to block the transaction, or the failure of other closing conditions; the possibility that the expected benefits will not be realized, or will not be realized within the expected time period; and the ability to issue equity and debt securities upon terms and conditions UIL believes are appropriate. The foregoing and other factors are discussed and should be reviewed in UIL Holdings’ most recent Annual Report on Form 10-K and other subsequent periodic filings with the Securities and Exchange Commission.  Forward-looking statements included herein speak only as of the date hereof and UIL Holdings undertakes no obligation to revise or update such statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events or circumstances.

The following are summaries of UIL Holdings’ unaudited consolidated financial information for the second quarter and first six months of 2010 and 2009:

UIL HOLDINGS CORPORATION
CONSOLIDATED STATEMENT OF INCOME
(In Thousands except per share amounts)
(Unaudited)
	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2010	2009	2010	2009

Operating Revenues	$207,116	$200,365	$427,396	$435,874
Operating Expenses
Operation
Purchased power	53,567	71,972	128,915	175,539
Operation and maintenance	62,367	50,410	113,988	102,917
Transmission wholesale	15,339	11,322	30,815	23,789
Depreciation and amortization	27,038	22,809	54,289	46,796
Taxes - other than income taxes	16,592	12,914	34,296	27,408
Acquisition-related costs	6,700	-	6,700	-
Total Operating Expenses	181,603	169,427	369,003	376,449
Operating Income	25,513	30,938	58,393	59,425

Other Income and (Deductions), net	4,904	2,346	8,960	3,817

Interest Charges, net
Interest on long-term debt	9,928	9,496	19,805	17,888
Other interest, net	138	420	419	911
	10,066	9,916	20,224	18,799
Amortization of debt expense and redemption premiums	401	481	794	994
Total Interest Charges, net	10,467	10,397	21,018	19,793

Income Before Income Taxes and Equity Earnings	19,950	22,887	46,335	43,449

Income Taxes	$8,927	9,134	19,268	17,666

Income Before Equity Earnings	11,023	13,753	27,067	25,783
Income (Loss) from Equity Investments	(897)	16	(889)	28
Net Income	$10,126	$13,769	$26,178	25,811

Average Number of Common Shares Outstanding - Basic	30,093	26,999	30,037	26,092
Average Number of Common Shares Outstanding - Diluted	30,313	27,345	30,317	26,462

Earnings Per Share of Common Stock - Basic	$0.34	$0.51	$0.87	$0.99
Earnings Per Share of Common Stock - Diluted	$0.33	$0.51	$0.86	$0.98

Cash Dividends Declared per share of Common Stock	$0.432	$0.432	$0.864	$0.864

UIL HOLDINGS CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEET
(Unaudited)
	June 30,	December 31,
(thousands of dollars)	2010	2009
ASSETS
Current assets	$231,353	$236,694
Other investments	9,535	10,659
Net property, plant and equipment	1,206,584	1,153,001
Regulatory assets	594,215	676,428
Deferred Charges and Other Assets	153,468	144,978
Total Assets	$2,195,155	$2,221,760

LIABILITIES AND CAPITALIZATION
Current liabilities	$271,122	$243,334
Noncurrent liabilities	320,879	374,686
Deferred income taxes	267,187	273,558
Regulatory liabilities	81,346	82,457
Total Liabilities	940,534	974,035

Long-term debt	676,243	673,549
Net Common Stock Equity	578,378	574,176
Total Capitalization	1,254,621	1,247,725

Total Liabilities and Capitalization	$2,195,155	$2,221,760